STATE OF DELAWARE

                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                              SPONGETECH SUB, INC.



     First: That at a meeting of the Board of Directors of Spongetech Sub, Inc., a resolution was duly adopted setting forth proposed amendments to the Certificate of Incorporation, declaring said amendments to be advisable and calling a meeting of stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

     RESOLVED, that

     Article FIRST is hereby amended to read as follows:

     The name of the Corporation is Spongetech Delivery Systems, Inc.

     Second: The amendments to the Certificate of Incorporation herein certified have been duly adopted and written consent of the board of directors and of holders of a majority of the common stock have been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     Third: That the capital of said corporation shall not be reduced under or by reason of said amendment.


December 10, 2002
                                           By: /s/ Michael Metter
                                               ------------------
                                               Michael Metter,
                                                 President